Exhibit 10.1

Dated the 1st day of January 2018

AU, SIK KEE (區錫機)

AND

REGENCELL BIOSCIENCE LIMITED

(腦再生科技有限公司)

DEED OF RIGHTS TRANSFER, STRATEGIC PARTNERSHIP AND UNDERTAKING

This DEED OF RIGHTS TRANSFER, STRATEGIC PARTNERSHIP AND UNDERTAKING is made on the 1st day of January 2018

BETWEEN

AU, SIK KEE (區錫機), the holder of Hong Kong Identity Card No. [         ] of 22/F, First Commercial Building, 33-35 Leighton Road, Causeway Bay, Hong Kong, being the Listed Chinese Medicine Practitioner with the Listed No. of [          ] maintained by the Chinese Medicine Practitioners Board of the Chinese Medicine Council of Hong Kong (“The Chinese Medicine Practitioner”);

AND

REGENCELL BIOSCIENCE LIMITED (腦再生科技有限公司), a company incorporated in Hong Kong as a private company with limited liability with the Company no. [          ], whose registered office and whose principal place of business in Hong Kong is 21/F, EIB Tower, 4-6 Morrison Hill Road, Wan Chai, Hong Kong (“Regencell”);

(collectively, referred hereunder as to “the Parties”)

WHEREAS:-

A.	The Chinese Medicine Practitioner is the founder, creator and developer of certain Traditional Chinese Medicine (“TCM”) formulae which can provide effective solutions for patients suffering from Attention Deficit and Hyperactivity Disorder (“ADHD”) and Autism Spectrum Disorders (“ASD”), which are supported by the research data of over 100 patients who suffered from ADHD and ASD , and all other TCM formulae targeting different kinds of human illnesses and diseases (collectively, “the TCM Formulae”), as well as all of the Intellectual Property Rights (as defined hereinunder) (collectively, “the TCM Formulae and All Intellectual Property Rights”).

B.	The Chinese Medicine Practitioner is also the sole legal and beneficial owner of the intellectual property rights of the TCM Formulae, including research and development, trademark, copyright, patent, and any other intellectual property rights, whether registered, unregistered, registrable, unregistrable or otherwise, in relation to and/or in connection with the TCM Formulae (“the Intellectual Property Rights”).

C.	Regencell was incorporated in Hong Kong as a private limited company on 12th May 2015, with an objective to provide and further research and development of TCM Formulae and All Intellectual Property Rights to be sold and marketed commercially around the world.

D.	By entering into this Deed, both The Chinese Medicine Practitioner and Regencell acknowledge that they have read and understood the matters set out herein and that they are of lawful and legally competent to execute this Deed. Both The Chinese Medicine Practitioner and Regencell further acknowledge that they understand and have been advised of their respective right to obtain independent legal advice before entering into this Deed and are aware of its legal implication.

E.	The Parties acknowledge that the terms and conditions set out in this Deed are contractual in nature and they are intended to have legal effect and are not merely a warning or recital.

F.	The Parties confirm that they enter into this Deed out of its/his own free will without any undue influence, pressure, representation or inducement by any others.

G.	The Parties have agreed to enter into this Deed for The Chinese Medicine Practitioner to effect the transfer of ownership of the TCM Formulae and All Intellectual Property Rights and the TCM Inventions (as defined hereinafter) to Regencell and for Regencell to give an undertaking to The Chinese Medicine Practitioner in accordance with the terms set out in this Deed.

NOW THIS DEED WITNESSES that: -

1.	INTERPRETATION

1.1	In this Deed, words importing the singular include the plural and vice versa, words importing gender or the neuter include both genders and the neuter and references to persons include bodies corporate or unincorporated.

1.2	In this Deed, headings are for convenience only and shall not affect the construction of this Deed.

1.3	In construing this Deed:-

(a)	the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(b)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	TRANSFER OF OWNERSHIP OF TCM FORMULAE AND ALL INTELLECTUAL PROPERTY RIGHTS

2.1	The Chinese Medicine Practitioner hereby irrevocably agrees that he shall assign all his legal and beneficial ownership in relation to and/or in connection with the TCM Formulae and All Intellectual Property Rights to Regencell upon execution of this Deed (“the Transfer”).

2.2	In consideration of the Transfer, Regencell undertakes to The Chinese Medicine Practitioner and agrees to donate three percent (3.0%) of net revenue generated in association with the use and/or commercialization of the TCM Formulae and All Intellectual Property Rights (“the Donation”) upon the Transfer to any of the charitable institutions and/or trusts of a public character anywhere in the world (“the Charitable Organization”) at the sole and absolute choice of the Chinese Medicine Practitioner (or someone assigned by him in writing) and in such proportion at the sole and absolute discretion of the Chinese Medicine Practitioner (or someone assigned by him in writing) on a yearly basis.

2.3	Regencell agrees that the calculation of the Donation will be relied on the net revenue as shown in the breakdown of the audited financial accounts of Regencell and The Chinese Medicine Practitioner is at his liberty to request Regencell to submit the audited financial accounts for his inspection at any time.

2.4	Regencell agrees that for proving the compliance of its obligation under the clause 2.2 hereof, Regencell shall submit all payment slips regarding its Donation to the Charitable Organizations on a yearly basis or as requested by The Chinese Medicine Practitioner.

2.5	Regencell undertakes to pay for all costs and expenses incurred by the Chinese Medicine Practitioner in conducting research, testing, attending meetings/seminars, compiling records/reports or performing any similar acts in relation to the development of the TCM Formulae.

2.6	Upon the execution of this Deed, The Chinese Medicine Practitioner acknowledges that the legal and beneficial ownership of the TCM Formulae and All Intellectual Property Rights shall vest and continue to vest in Regencell. Any products or services further developed by the use of the TCM Formulae and All Intellectual Property Rights or acquired thereunder shall remain the exclusive property of Regencell.

2.7	The Chinese Medicine Practitioner shall do and perform or procure to be executed, done and performed by Regencell all such further acts, agreements, assignments, assurances, deeds and documents upon the request from Regencell to vest effectively the legal and beneficial ownership of the TCM Formulae and All Intellectual Property Rights in Regencell.

3.	STRATEGIC PARTNERSHIP

3.1	Regencell hereby forms a strategic partnership with The Chinese Medicine Practitioner whereas Regencell undertakes to continuously carry out its obligation under Clause 2.2 and The Chinese Medicine Practitioner accepts Clause 3.2 and Clause 3.3.

3.2	Any inventions, TCM formulae, utilities, models improvements, research, discoveries, designs, processes, methods of manufacture, distribution or management, products, works of authorship, creations and the like, including all of their Intellectual Property Rights, conceived or made by The Chinese Medicine Practitioner, either individually or jointly with others, and in relation to TCM (individually, an “TCM Invention”, and collectively, “TCM Inventions”), shall be the sole and exclusive property of Regencell, its successors, assigns and nominees, without any compensation in addition to that set forth in this Deed. The Chinese Medicine Practitioner is, however, permitted to continue to use or make use of the TCM Inventions solely in his practice and for his research as a Chinese Medicine practitioner. Without limiting the generality of the foregoing:

If after the execution of this Deed, The Chinese Medicine Practitioner, either individually or jointly with others, conceives, authors, makes or first actually reduces to practice any TCM Invention, The Chinese Medicine Practitioner shall promptly disclose to Regencell full details thereof, including without limitation any notes, recipes, formulae, drawings and models relating thereto, and agrees to assign and does hereby assign and transfer to Regencell, its successors, assigns and nominees, all The Chinese Medicine Practitioner’s right, title and interest in and to such TCM Invention. At the expense and request of Regencell at any time and from time to time, The Chinese Medicine Practitioner shall execute and deliver all documents and do all things necessary or desirable to enable Regencell, its successors, assigns and nominees, to obtain the full benefit of an entire right, title and interest in and to such TCM Invention, and to obtain, maintain, defend and enforce patent or other appropriate forms of protection for such TCM Invention throughout the world, including without limitation the execution of all necessary applications, declarations, affidavits and other documentation. All decisions as to the patenting and exploitation of any such TCM Invention shall be in the sole discretion of Regencell. The Chinese Medicine Practitioner irrevocably appoints Regencell to be The Chinese Medicine Practitioner’s attorney-in-fact, in The Chinese Medicine Practitioner’s name and on The Chinese Medicine Practitioner’s behalf, to execute and deliver such documents or instruments and do all such things that are necessary or desirable for the purpose of giving to Regencell, its successors, assigns and nominees the full benefit of the provisions of this Clause 3.2.

3.3	The Chinese Medicine Practitioner shall promptly disclose to Regencell all works in which copyright or design right exists which are originated, conceived, written or made by The Chinese Medicine Practitioner, either individually or jointly with others, and shall, until such rights are fully and absolutely vested in Regencell, its successors, assigns and nominees, hold them in trust for Regencell. The Chinese Medicine Practitioner agrees to assign and does hereby assign and transfer to Regencell, its successors, assigns and nominees, all copyright, design right and other proprietary and/or intellectual property rights, if any, therein for the full terms thereof throughout the world. At the expense and request of Regencell at any time and from time to time, The Chinese Medicine Practitioner shall execute and deliver all documents and do all things necessary or desirable to enable Regencell, its successors, assigns and nominees, to obtain the full benefit of an entire right, title and interest in and to such rights, and to secure copyright or other forms of intellectual property protection for them throughout the world, and otherwise to establish and substantiate the rights of Regencell under this Clause 3.3.

4.	DISCLOSURE OF THIS DEED

4.1	This Deed and/or any of the terms and conditions herein may be disclosed partially or entirely by either of the Parties for and only for the following purposes (“the Disclosure”).

4.1.1	where the Disclosure, in the opinion of Regencell, is of use in promoting, marketing and commercializing the business of Regencell and/or the TCM Formulae and All Intellectual Property Rights to all potential investors.

4.1.2	where the Disclosure, in the opinion of Regencell, is necessary to demonstrate and prove its legal and beneficial ownership of the TCM Formulae and All Intellectual Property Rights.

4.1.3	where the Disclosure is required by law, by a court of competent jurisdiction or by another appropriate governmental, supervisory or regulatory body, within the extent permitted by law.

5.	GENERAL

5.1	The Parties represent and warrant that this Deed is executed on their behalf with full authorization and power and they are entitled to take any necessary measures to perform this Deed.

5.2	No variation or amendment to this Deed shall be effective unless in writing and signed by the authorised representatives of all the Parties.

5.3	Any provisions of this Deed held invalid or unenforceable shall not affect the enforceability of the other provisions that shall remain valid.

6.	TRANSFER OF BENEFIT

6.1	The Chinese Medicine Practitioner agrees that Regencell can transfer this Deed, on the same terms and conditions, to Regencell’s successors, assigns and nominees as may from time to time be requested by Regencell.

7.	SEVERABILITY

7.1	If any of the provisions in this Deed are found to be invalid, illegal or unenforceable by any applicable laws, regulations or competent courts, such invalidity, illegality and unenforceability shall not affect the remaining provisions of this Deed.

8.	GOVERNING LAW AND DISPUTE RESOLUTION

This Deed shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region, and any conflict or dispute arising from or related to this Deed shall be subject to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed and delivered this Deed to become effective as of the date first above written.

SIGNED, SEALED AND DELIVERED	)
By	)
AU, SIK KEE (區錫機))
Holder of Hong Kong Identity Card No.	)
HKID No. [ ]	)

in the presence of :-

SIGNED with the Common Seal of	)
REGENCELL BIOSCIENCE	)
LIMITED (腦再生科技有限公司))
and SIGNED by its Director(s))

in the presence of :-